news                                                          UNIT CORPORATION
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                                7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                      Telephone 918 493-7700, Fax 918 493-7711





                            Contact:     Larry D. Pinkston
                                         President and Chief Operating Officer
                                         (918) 493-7700


For Immediate Release...
January 5, 2005


                UNIT CORPORATION ANNOUNCES CLOSING OF ACQUISITION

     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that its wholly owned subsidiary, Unit Drilling Company, has closed an acquisition to purchase a subsidiary of Strata Drilling LLC for $10.5 million in cash. Through this acquisition, Unit Drilling Company will acquire two drilling rigs, its 102nd and 103rd rigs, as well as spare parts, inventory, drill pipe, and other major rig components.
     The two existing rigs are 1,500 horsepower, diesel electric rigs with the capacity to drill 12,000 to 20,000 feet. One rig is currently operating under contract and the other rig will require approximately $2 million in expenditures to complete. The latter rig should be fully operational within 90 days. Currently, Unit has all 100 of its drilling rigs operating under contract. Its 101st rig, previously under construction, is complete and will be operating under contract next week. Unit also plans to initiate construction of its 104th rig, a 1,500 horsepower diesel electric rig. Both of the two rigs acquired in our recent acquisition and our 104th rig will be added to our 19-rig Rocky Mountain Division.
     Mr. Larry Pinkston, Unit's President and Chief Operating Officer, said, "This acquisition will complement our current drilling rig fleet and will help to meet our customers' growing demand for drilling rigs."

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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

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     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the intended operating location of the recently acquired drilling rigs, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.